Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (Post-Effective Amendment No. 1) of our report dated July 29, 2005, except for the restatement discussed under "Amendment No. 1" in Note 2 (not presented herein) to the consolidated financial statements as to which the date is November 21, 2005 and except for the restatement discussed under "Amendment No. 2" in Note 2 (not presented herein) and the effects of the discontinued operations related to the disposal of the Avure Business discussed in Note 3, as to which the date is January 31, 2006, relating to the financial statements and financial statement schedule of Flow International Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

April 12, 2007